Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 826-5051	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports 14% Increase in Total Revenue For 2008
To A Record $133.1 Million Compared To $116.5 Million For 2007
As Regional Anesthesia Sales Increased 11% To $99.4 Million Versus $89.6 Million
Reports Total Revenue Increase of 6% and a 3% Increase
in Regional Anesthesia Sales in the Fourth Quarter Compared to Prior Year
Management Anticipates a Profitable 2009 on Higher
Total Revenue and Regional Anesthesia Sales
     LAKE FOREST, CALIFORNIA, February 26, 2009 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that total revenue from continuing operations for 2008 increased 14% to a record $133.1 million compared to $116.5 million for 2007. Regional Anesthesia (RA) sales of the Company’s flagship ON-Q® product lines increased 11% for 2008 to a record $99.4 million compared to $89.6 million for 2007. Sales of Acute Care products, which include RA sales and AcryMed Incorporated (AcryMed) revenues from the date of acquisition, increased 17% for 2008 to a record $104.6 million compared to $89.6 million for 2007.
     For the fourth quarter, total revenue from continuing operations increased 6% to a record $37.1 million compared to $34.9 million for the fourth quarter of 2007. RA sales increased 3% for the fourth quarter of 2008 to $25.8 million compared to $25.2 million for the fourth quarter of 2007. Sales of Acute Care products increased 8% for the fourth quarter of 2008 to $27.2 million compared to $25.2 million for the fourth quarter of 2007.
     The loss from continuing operations before income taxes for the fourth quarter of 2008 was $1.4 million. The $1.4 million loss amount included $1.6 million of loss contingency that the Company accrued in connection with ongoing litigation, which is recorded as part of certain litigation and insurance charges, and a noncash charge of $380,000 related to the impairment of intangible assets. Excluding the loss contingency and noncash impairment charge, the loss from continuing operations before income taxes for the fourth quarter of 2008 would have been approximately $615,000 in income from continuing operations before income taxes, as shown in the attached reconciliation table. This compares to a loss from continuing operations before income taxes for the fourth quarter of 2007 of $4.5 million, which included a noncash impairment loss of $6.1 million on the common shares of InfuSystem Holdings, Inc., formerly known as HAPC, Inc., owned by I-Flow.
     “In the face of the negative impact of the economic downturn on hospital admissions and the lower volume of surgical procedures, I-Flow’s financial performance for 2008 is a noteworthy accomplishment. We delivered revenue growth and profitability before income taxes and special charges for the fourth quarter and 2008 as a whole and were cash flow positive for the fourth quarter. Our solid performance in a weak environment speaks to the value that healthcare facilities, surgeons, anesthesiologists and their patients place on our ON-Q products for relieving post-surgical pain and reducing narcotic use after surgery, and is a tribute to the effectiveness of our sales and marketing organization and the entire I-Flow team,” said Donald M. Earhart, Chairman and Chief Executive Officer.
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I-Flow Reports 14% Increase in Total Revenue For 2008
February 26, 2009
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     Earhart noted that at December 31, 2008, I-Flow had more than $48 million in cash, cash equivalents and short-term investments, long-term liabilities of $6.0 million, and total liabilities of $29.1 million.
     “Hospitals today face unprecedented financial, economic and government pressures that present unique opportunities for ON-Q. More than 80 clinical studies published or presented over the past few years have documented the significant reduction in narcotics intake and significantly better pain relief when ON-Q is used to manage post-surgical pain. Many of these studies also show that the use of ON-Q is associated with shorter hospital stays, a benefit that is increasingly important in today’s cost-conscious environment, and the possibility of fewer hospital-acquired infections, a benefit that has gained urgency with the recent implementation of the new rule for Centers for Medicare and Medicaid (CMS) reimbursement related to hospital-acquired conditions or never-events. Our sales team is using these compelling clinical study findings and ongoing evidence-based medicine results to educate hospital administrators and case managers in addition to the surgeons our representatives traditionally call on about the contributions ON-Q can make toward improving patient outcomes, reducing costs and increasing hospital efficiency,” Earhart said.
     AcryMed, a developer of innovative infection control and wound healing products the Company acquired on February 15, 2008, contributed revenue of approximately $1.4 million for the fourth quarter of 2008 and $5.2 million for the year. “The integration of AcryMed is a giant step toward achieving our vision for I-Flow as an integrated Acute Care products company that develops and markets proprietary disposable medical devices that improve patient outcomes. We are confident that our dedicated sales and marketing organization will be just as successful in selling new products from the AcryMed pipeline in the emerging acute care market as it has consistently been with our ON-Q products in the large and growing market for post-surgical pain relief. We also plan to take advantage of new revenue opportunities from licensing AcryMed products and technologies that are not within our core competencies.”
2009 Guidance
     Earhart concluded, “Market conditions remain highly volatile and difficult to predict, making the job of forecasting the future more challenging than usual. Therefore, we currently expect I-Flow to be profitable in 2009, excluding any special charges, and cash flow positive on growth in total revenue of approximately five to seven percent, including growth in RA of approximately five to ten percent.”
AcryMed Acquisition
     The Company’s results for 2008 include the revenues and expenses of AcryMed from the date of acquisition and a purchase price allocation. The Company retained an external valuation consultant to assist in determining the fair values on the acquisition date of the tangible and intangible assets of AcryMed. As a result of the acquisition, the Company recorded $12.2 million of goodwill, $2.0 million of acquired intangible assets and $11.6 million of in-process research and development (R&D) costs. The in-process R&D costs were written off during the third quarter as a purchase accounting adjustment consistent with the guidance in Statement of Financial Accounting Standards No. 141, Business Combinations. An additional noncash charge of $380,000 related to the impairment of AcryMed intangible assets was recorded during the fourth quarter.
Fourth Quarter Results
     For the three months ended December 31, 2008, revenue from continuing operations increased 6% to $37.1 million from $34.9 million for the fourth quarter of 2007.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q Soaker® Catheter, the ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 3% for the fourth quarter of 2008 versus the prior year quarter to $25.8 million from $25.2 million last year. ON-Q C-bloc sales increased 34% for the fourth quarter of 2008 to $6.8 million from $5.1 million for the fourth quarter of 2007.
     AcryMed revenues were $1.4 million for this year’s fourth quarter.
     IV Infusion Therapy revenue for the fourth quarter of 2008 increased 1% to $9.9 million compared to $9.7 million for the fourth quarter of 2007.
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I-Flow Reports 14% Increase in Total Revenue For 2008
February 26, 2009
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      Gross profit was 70% of total revenues for the fourth quarter of 2008 versus 71% for the fourth quarter of 2007.
     SG&A expenses from continuing operations increased 3% to $24.7 million for the fourth quarter of 2008 from $23.9 million for the fourth quarter of 2007, reflecting effective control over operating costs.
     Loss from continuing operations before income taxes for the fourth quarter of 2008 was $1.4 million. The $1.4 million loss amount included $1.6 million of loss contingency that the Company accrued in connection with ongoing litigation, which is recorded as part of certain litigation and insurance charges, and a noncash charge of $380,000 related to the impairment of AcryMed intangible assets. The loss contingency figure is preliminary and will remain subject to change until the filing of the Company’s financial statements on Form 10-K.
     Excluding the loss contingency and noncash impairment charge, the loss from continuing operations before income taxes for the fourth quarter of 2008 would have been approximately $615,000 in income from continuing operations before income taxes, as shown in the attached reconciliation table. This compares to a loss from continuing operations before income taxes for the fourth quarter of 2007 of $4.5 million, which included a noncash impairment loss of $6.1 million on the common shares of InfuSystem Holdings, Inc., formerly known as HAPC, Inc., owned by I-Flow.
     Loss from continuing operations, net of tax, for the fourth quarter of 2008 was $3.9 million, or $0.16 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the fourth quarter of 2007 of $4.4 million, or $0.18 per basic and diluted share.
     The loss from discontinued operations, related to the Company’s former InfuSystem subsidiary divested on October 25, 2007, net of tax, for the fourth quarter of 2007 was $0.6 million, or $0.03 per basic and diluted share. The gain on sale of the discontinued InfuSystem subsidiary, net of tax, was $45.4 million, or $1.87 per basic and diluted share.
     Net loss for the three months ended December 31, 2008 was $3.9 million, or $0.16 per basic and diluted share. This compares to net income for the three months ended December 31, 2007, including both continuing and discontinued operations, of $40.4 million, or $1.66 per basic and diluted share.
     At December 31, 2008, I-Flow reported net working capital of approximately $70.6 million, including cash, cash equivalents and short-term investments of $48.4 million, no long-term debt, and shareholders’ equity of $119.5 million.
Twelve Months Results
     For the twelve months ended December 31, 2008, revenue from continuing operations increased 14% to $133.1 million compared to $116.5 million for 2007.
     The loss from continuing operations before income taxes for 2008 was $29.6 million. Excluding $13.9 million of certain litigation and insurance charges, a purchase accounting write-off of $11.6 million for in-process research and development costs, a $4.6 million for impairment loss and $380,000 of noncash charge related to the impairment of intangible assets, the Company would have reported a pre-tax profit of $894,000 for 2008, as shown in the attached reconciliation table.
     The loss from continuing operations, net of tax, for 2008 was $30.0 million, or $1.24 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for 2007 of $9.0 million, or $0.37 per basic and diluted share.
     Income from discontinued operations, net of tax, for 2007 was $4.8 million, or $0.20 per basic and diluted share. The gain on sale of discontinued operations for 2007 was $45.4 million, or $1.90 per basic and diluted share.
     The net loss for 2008 was $30.0 million, or $1.24 per basic and diluted share, including stock-based compensation expense of $7.0 million. This compares to net income for 2007, including both continuing and discontinued operations, of $41.2 million, or $1.73 per diluted share, including stock-based compensation expense of $7.3 million.
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I-Flow Reports 14% Increase in Total Revenue For 2008
February 26, 2009
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     On August 12, 2008, I-Flow announced that its Board of Directors has authorized the repurchase of up to an additional one million shares of the Company’s common stock under the Company’s share repurchase program, for a total of up to two million shares authorized for repurchase under the program. The shares may be repurchased in open market or privately negotiated transactions in the discretion of management, subject to its assessment of market conditions and other factors. The stock repurchase program was also extended to August 8, 2009, unless terminated sooner by the Board of Directors. Through December 31, 2008, the Company had repurchased approximately 907,000 shares for approximately $10.6 million under the program, which was initially announced on February 26, 2008.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EST. A simultaneous webcast may be accessed from the Event Calendar link on the Investors page at www.IFLO.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21413875, after 1:00 p.m. EST.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three months and twelve months ended December 31, 2008 and 2007 will be included in I-Flow’s Report on Form 10-K expected to be filed with the SEC on or before March 5, 2009.
About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving clinical and economic outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
Regulation G
     The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude certain litigation and insurance charges, purchased in-process research and development charges, impairment loss on investment and impairment of intangibles recorded in the three and twelve months ended December 31, 2008. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance. The Company has provided reconciling information in a table at the end of this press release.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; successful integration of the Company’s recent acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; potential inadequacy of insurance to cover existing and future product liability claims; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves or future impairment expenses; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues	$37,082	$34,862	$133,055	$116,474
Cost of revenues	11,151	10,182	36,619	32,025

Gross profit	25,931	24,680	96,436	84,449
Operating expenses:
Selling, general & administrative	24,651	23,907	95,411	89,592
Product development	1,601	794	5,044	2,657
Certain litigation and insurance charges	1,593	—	13,897	—
Purchased in-process research and development charges	—	—	11,600	—
Impairment of intangibles	380	—	380	—

Total operating expenses	28,225	24,701	126,332	92,249

Operating loss	(2,294)	(21)	(29,896)	(7,800)
Impairment loss on investment	—	(6,118)	(4,569)	(6,118)
Interest and other income	936	1,635	4,913	2,425

Loss from continuing operations before income taxes	(1,358)	(4,504)	(29,552)	(11,493)
Income tax (expense) benefit	(2,553)	133	(448)	2,500

Loss from continuing operations	(3,911)	(4,371)	(30,000)	(8,993)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	(634)	—	4,825
Gain on sale of discontinued operations, net of tax	—	45,396	—	45,396

Net income (loss)	$(3,911)	$40,391	$(30,000)	$41,228

Per share of common stock, basic and diluted
Loss from continuing operations	$(0.16)	$(0.18)	$(1.24)	$(0.37)
Income (loss) from discontinued operations, net of tax	—	(0.03)	—	0.20
Gain on sale of discontinued operations, net of tax	—	1.87	—	1.90

Net income (loss)	$(0.16)	$1.66	$(1.24)	$1.73

Weighted average shares, basic and diluted	23,988	24,304	24,275	23,889

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	Dec. 31,
	2008	2007
ASSETS
Cash, Equivalents & Short-term Investments	$48,363	$103,483
Accounts Receivable, Net	21,930	22,443
Inventories	15,819	13,128
Other Current Assets	7,593	4,810
Property, Plant & Equipment, Net	4,127	3,318
Goodwill	12,233	—
Other Assets	38,530	41,473

Total	$148,595	$188,655

LIABILITIES AND EQUITY
Current Liabilities	$23,127	$26,677

Long-term Liabilities	6,015	6,402

Shareholders’ Equity	119,453	155,576

	148,595	$$188,655

I-FLOW CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands) (Unaudited)
Non-GAAP Measures
The Company utilizes certain non-GAAP measures to evaluate its performance and considers these measures important indicators of its success. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance.
The following sets forth a reconciliation of the Company’s income from continuing operations before income taxes, certain litigation and insurance charges, purchased in-process research and development charges, impairment loss on investment and impairment of intangibles to loss from continuing operations before income taxes (which is the closest GAAP financial measure):

	Three Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2008	2008
Loss from continuing operations before income taxes — as reported	$(1,358)	$(29,552)
Certain litigation and insurance charges	1,593	13,897
Purchased in-process research and development charges	—	11,600
Impairment loss on investment	—	4,569
Impairment of intangibles	380	380

Income from continuing operations before income taxes, certain litigation and insurance charges, purchased in-process research and development charges, impairment loss on investment and impairment of intangibles	$615	$894